Exhibit 16.3

April 30, 2026

U.S. Securities & Exchange Commission

100 F Street, NE

Washington, DC 20549

U.S.A.

Ladies and Gentlemen,

We have read Item 16F under the heading “ARK’s Dismissal, MB’s Engagement” of YD Bio Limited’s Annual Report on Form 20-F for the year ended December 31, 2025 dated April 30, 2026, and have the following comments:

1.	We agree with the statements made in paragraphs 2-4 of Item 16F under the heading “ARK’s Dismissal, MB’s Engagement” for which we have a basis on which to comment on, and we agree with the disclosures.

2.	We have no basis on which to agree or disagree with other statements contained therein under the heading “ARK’s Dismissal, MB’s Engagement”.

Very truly yours

/s/ ARK Pro CPA & Co

ARK Pro CPA & Co

Hong Kong, China